            PRELIMINARY COPY. SUBJECT TO COMPLETION. MARCH 22, 2002.

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X] Preliminary Proxy Statement         [ ] Confidential, For Use of the
                                            Commission Only (as permitted
[ ] Definitive Proxy Statement              by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to
      Rule 14a-12

                                 PLANETCAD INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              PCD INVESTMENTS, LLC
    (NAME OF PERSON(s) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount previously paid:
       (2) Form, Schedule or Registration Statement No.:
       (3) Filing Party:
       (4) Date Filed:

                              PCD INVESTMENTS, LLC
                          1871 FOLSOM STREET, SUITE 106
                                BOULDER, CO 80302


Dear Fellow Stockholders:

     PCD Investments, LLC ("PCD Investments") is the beneficial owner of over
1.8 million shares, or 14.9 percent, of the outstanding common stock of PlanetCAD Inc. ("PlanetCAD"). PCD Investments believes that PlanetCAD's board of directors has not made stockholder value a priority and has delivered unacceptable financial and operating results. This proxy solicitation is to elect directors dedicated to improving the strategic direction of PlanetCAD.

     The annual meeting of the stockholders of PlanetCAD (the "2002 Annual Meeting") is scheduled to be held on May _____, 2002, at __________ at [THE PRINCIPAL EXECUTIVE OFFICES OF PLANETCAD AT 2520 55TH STREET, SUITE 200, BOULDER, COLORADO 80301]. PCD Investments is requesting your proxy for the 2002 Annual Meeting.

     At the 2002 Annual Meeting, PCD Investments intends to nominate six individuals for election as directors of PlanetCAD.

     Following this letter you will find our proxy statement containing information about the six individuals we intend to nominate for election as directors of PlanetCAD. Please read the attached information carefully.

     PLEASE SIGN AND DATE THE ENCLOSED BLUE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. By returning the BLUE proxy card, PCD Investments will be able to vote on your behalf FOR PCD Investments' six nominees for director. Even if you have already voted using PlanetCAD's [WHITE] proxy card, you can revoke your prior vote by returning our BLUE proxy card.

     Thank you for your support.



PCD Investments, LLC

March ____, 2002

                                 PROXY STATEMENT

                                       OF
                              PCD INVESTMENTS, LLC

                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                                 PLANETCAD INC.
                           TO BE HELD MAY _____, 2002

        PLEASE SIGN, DATE, AND RETURN THE ENCLOSED BLUE PROXY CARD TODAY!

     This proxy statement and the enclosed BLUE proxy card are being furnished to you, the stockholders of PlanetCAD Inc. ("PlanetCAD" or the "Company"), in connection with the solicitation of proxies by PCD Investments, LLC ("PCD Investments") for use at the 2002 annual meeting of stockholders of PlanetCAD, and at any adjournments, postponements or reschedulings thereof (the "2002 Annual Meeting").

     PCD Investments is soliciting proxies to take the following actions at the 2002 Annual Meeting:

            (1) to elect Eric A. Weissmann, Gary M. Jacobs, Charles Von Thun, Paul A. Talmey, Shota Hattori and Vincent F. DeRose as directors of PlanetCAD, each to serve until the 2003 annual meeting of stockholders of PlanetCAD and until their respective successors are duly elected and qualified; and

            (2) to transact any other business that is brought before the 2002 Annual Meeting.

     The 2002 Annual Meeting is scheduled to be held on __________, May _____, 2002, at ________________________________________________. PlanetCAD has set
________________ as the record date for determining stockholders entitled to notice of and to vote at the 2002 Annual Meeting.

     The date of this proxy statement is April ____, 2002. This proxy statement and the enclosed BLUE proxy card will first be sent or given to stockholders of PlanetCAD on or about the record date for the 2002 Annual Meeting when set by the Company.

     Information concerning PCD Investments, its nominees and other persons who are participants in its solicitation of proxies is provided in this proxy statement under the headings "Information Regarding Our Nominees for Director" and "Participants in the Solicitation and Beneficial Ownership of PlanetCAD Stock".

                                 * * * * * * * *

     A proxy may be given by any person who held shares of PlanetCAD common stock on ___________, the record date for the 2002 Annual Meeting. Whether or not you plan to attend the 2002 Annual Meeting, you are urged to sign and date the enclosed BLUE proxy card and return it in the postage-paid envelope provided. Your latest-dated proxy is the only one that counts. Therefore, you may return the BLUE proxy card even if you have already delivered a proxy to PlanetCAD or another person. We urge you not to return any proxy sent to you by PlanetCAD.

                                 * * * * * * * *

     IMPORTANT NOTE: If your shares are held in the name of a brokerage firm, bank, or other nominee (i.e., in "street name"), only the broker, bank, etc. can execute a proxy with respect to your shares of common stock and only upon receipt of your specific instructions. To give these instructions, sign, date and mail the BLUE proxy card in the envelope provided.

                                 * * * * * * * *

     For assistance or further information, please contact D. F. King & Co., Inc. ("D. F. King") at 1-800-928-0153 or 212-269-5550.

     YOUR VOTE IS IMPORTANT SO PLEASE SIGN, DATE AND MAIL YOUR BLUE PROXY CARD AT YOUR EARLIEST CONVENIENCE.

     If you have any questions concerning this proxy statement or need help voting your shares, please call:

                             D. F. King & Co., Inc.
                                 77 Water Street
                            New York, New York 10005
                                  800-928-0153
                                       or
                                  212-269-5550

REASONS FOR THE SOLICITATION

     PCD Investments owns 1,863,809 shares, or approximately 14.9%, of PlanetCAD's outstanding common stock. As your fellow stockholders we are concerned about PlanetCAD's low stock price levels, diminishing cash to finance operations, declining financial performance, lack of remedial action taken by PlanetCAD's current directors and other issues. The price of PlanetCAD's common stock has fallen more than 98% from a high of $12.00 per share in the quarter ended March 31, 2000 to a closing price of $0.18 per share on March 21, 2002.

ELECTION OF NEW DIRECTORS

     PlanetCAD's board of directors currently consists of one class of seven directors. We anticipate that seven directors will be elected at the 2002 Annual Meeting, each to serve until the 2003 annual meeting of stockholders of PlanetCAD and until his or her successor is elected and qualified.

     PCD Investments has identified six individuals who it believes are qualified to serve as directors of PlanetCAD, as described below. PCD Investments believes that the best way to ensure that stockholder value is maximized is to elect a board of directors made up of a majority of PCD Investments' nominees.

     In accordance with PlanetCAD's bylaws, PCD Investments has provided written notice to the Secretary of PlanetCAD of its intent to nominate for election to the board at the 2002 Annual Meeting, and is soliciting your proxy in support of the election of, Eric A. Weissmann, Gary M. Jacobs, Charles Von Thun, Paul A. Talmey, Shota Hattori and Vincent F. DeRose. We believe the PCD Investments' nominees are highly qualified individuals based on their extensive business and professional experience. For more information regarding the PCD Investments nominees, see "Information Regarding Our Nominees For Director."

     Your proxy (unless you otherwise indicate) will be voted for the six PCD Investments nominees and will not be voted for a seventh director. In the event that all six of the PCD Investments nominees are elected to the board of directors, the seventh member of the board of directors will be the individual who receives the next largest number of votes.

     PCD Investments has no reason to believe that any of the PCD Investments nominees will be disqualified or unwilling or unable to serve if elected. PCD Investments reserves the right to nominate substitute persons if PlanetCAD makes or announces any changes to its bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any of the PCD Investments nominees or otherwise materially alter the duties or responsibilities of any PCD Investments nominees. In addition, if more than seven (7) directorships are to be voted on at the 2002 Annual Meeting, PCD Investments reserves the right to nominate additional persons to fill the added positions. Shares represented by proxies given to us would be voted for any substitute or additional nominees of PCD Investments.

     PCD Investments also notes that there is no assurance that any of the Company's alternative nominees will serve along with any of PCD Investments' nominees if elected. If fewer than all six of PCD Investments' nominees are elected as directors of PlanetCAD, each nominee has indicated a continued willingness to serve as a director of PlanetCAD. If PCD Investments' nominees comprise less than a majority of the PlanetCAD board (that is, one, two or three out of seven positions), there is a substantial likelihood that they will be unable to cause PlanetCAD to act on some or all of the matters that they deem to be in the best interest of the Company. Also, in the event of a board with membership split between PlanetCAD's nominees and PCD Investments' nominees, the board of directors may deadlock on certain issues or expend substantially more time and resources in reaching decisions, which may have an adverse effect on PlanetCAD's competitive position and its ability to react to market opportunities and conditions.

     PCD Investments anticipates that if the nominees named below are elected as directors of PlanetCAD, they will consider promptly, fully and impartially all available strategic options, including changes to product or marketing strategies; formation of strategic marketing alliances; a sale, license or distribution agreement for all or a portion of the assets of PlanetCAD; or a business combination, merger or other business transaction involving PlanetCAD. PCD Investments believes one or more of these options will increase stockholder value by increasing the value and use of PlanetCAD's assets. PCD Investments has not yet conducted an analysis to determine the market for PlanetCAD's assets or the value of a business combination involving PlanetCAD. However, PCD Investments believes that the nominees named below will exercise their best business judgment in the interests of PlanetCAD and its stockholders before pursuing any of the options listed above or any other avenues for increasing PlanetCAD's value to its stockholders that may become available. PCD Investments notes that there is no assurance that any of these avenues, if implemented, will succeed in enhancing stockholder value or reversing the decline in such value.

INFORMATION REGARDING OUR NOMINEES FOR DIRECTOR

     Set forth below are the names, ages, business addresses, and beneficial ownership of PlanetCAD stock for each of PCD Investments' six nominees for election as a PlanetCAD director. Each nominee has consented to serve as a director of PlanetCAD if elected. If any of PCD Investments' nominees is unable to serve or for good cause will not serve as a PlanetCAD director, the BLUE proxy cards solicited by PCD Investments will be voted for any substitute nominee designated by PCD Investments. None of the nominees is presently a director or officer of PlanetCAD or is related to another nominee or to any of the present officers or directors of PlanetCAD. Each is a citizen of the United States, except for Shota Hattori who is a citizen of Japan.

     Each PCD Investments nominee has furnished the information about him or her that is provided in this proxy statement.

Name                         Age      Business Address                       Beneficial Ownership Percentage
                                                                             of PlanetCAD (all Common Stock)
Eric A. Weissmann            37       PCD Investments, LLC
                                      1871 Folsom Street,                    14.99%
                                      Suite 106 Boulder, CO
                                      80302

Gary M. Jacobs               55       PCD Investments, LLC
                                      1871 Folsom Street,                    14.99%
                                      Street, Suite 106
                                      Boulder, CO 80302

Charles Von Thun             35       Decisioneering, Inc.
                                      1515 Arapahoe St., #1311                   0%
                                      Denver, CO 80202

Paul A. Talmey               57       Talmey-Drake Research &                    0%
                                      Strategy, Inc.
                                      100 Arapahoe, Suite One
                                      Boulder, CO 80302

Shota Hattori                45       Kozo Keikaku Engineering, Inc.             0%
                                      4-5-3 Chuo Nakano-ku Tokyo
                                      164-0011 Japan

Vincent F. DeRose            38       Peak Resources, Inc.
                                      2650 West 2nd Avenue                       0%
                                      Denver, CO 80212

     Eric A. Weissman, from April 2000 to date, acted as private investor, an officer and director in various companies including PCD Investments. From February 1986 until March 2000, Mr. Weissmann served as CEO of Decisioneering, Inc., a software company, which he continues to serve as a non-executive chairman.

     Gary M. Jacobs, from June 2000 to date, served as a private investor and director of various companies including PCD Investments. From prior to January 1, 1995 to June 2000, Mr. Jacobs served as Executive Vice President of Corporate Express, Inc., a large product distribution company, which he continues to serve as a non-full time employee of Corporate Express, Inc.

     Charles Von Thun, from January 1998 to date, served as CEO, Director of Research and Development and Director of Corporate Development for Decisioneering, Inc., a software company. From June 1994 to December 1997, Mr. Von Thun served as Vice President of Engineering for The Meneren Group.

     Paul A. Talmey, from 1980 to date, served as President and Chief Executive Officer of Talmey-Drake Research & Strategy, Inc., a marketing research and strategic consulting firm.

     Shota Hattori, for the last five years, employed by Kozo Keikaku Engineering, Inc., a Japan-based software distribution and engineering services firm in the following capacities. Since October 2001, Mr. Hattori has been Representing Director and Executive Vice President. From October 2000 to October 2001, was Executive Vice President. From October 1999 to October 1999, Mr. Hattori was Director of Corporate Planning Division and Innovative Information Technology. From July 1998 until July 1999 was Director of Corporate Planning Section.

     Vincent F. DeRose, for the last five years, served as President and Chief Executive Officer of Peak Resources, Inc., a distributor and integrator of computer products.

     There are no arrangements or understandings between any PCD Investments nominee and any other person pursuant to which that nominee was selected as a nominee for director of PlanetCAD or with respect to any future employment by PlanetCAD or any future transactions to which PlanetCAD or any of its affiliates may be a party. However, if PCD Investments' nominees are elected as directors of PlanetCAD, they are not precluded from determining that PlanetCAD should engage in one or more transactions with PCD Investments' nominees or members or any of their affiliates, including family members or other companies under their control, although no such transactions are contemplated.

     Except for Gary M. Jacobs and Eric A. Weissmann, no PCD Investments nominee is an affiliate of PlanetCAD. Mr. Jacobs and Mr. Weissmann may be deemed to be affiliates of PlanetCAD by virtue of their relationships as managing directors and equity owners in PCD Investments, which beneficially owns more than 14.9% of the outstanding common stock of PlanetCAD.

     No PCD Investments nominee beneficially owns any securities of PlanetCAD, or any parent or subsidiary of PlanetCAD, other than as described below in the section "Participants in the Solicitation and Beneficial Ownership of PlanetCAD Stock." No PCD Investments nominee has record but not beneficial ownership with respect to any securities of PlanetCAD.

     No PCD Investments nominee is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of PlanetCAD, including, but not limited to, joint ventures, loans or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies, except a securities purchase agreement between PCD Investments and an unrelated third-party pursuant to which PCD Investments acquired certain common stock of PlanetCAD, and the operating agreement between Mr. Jacobs and Mr. Weissmann regarding their membership in PCD Investments.

     There has been no transaction or series of similar transactions since the beginning of PlanetCAD's last completed fiscal year, and there is no currently proposed transaction or series of similar proposed transactions, to which PlanetCAD or any of its subsidiaries was or is to be a party, in which any PCD Investments nominee had, or will have, a direct or indirect material interest, except for certain proposals by PCD Investments discussed below.

     On December 4, 2001, PCD Investments presented an offer to the board of directors of PlanetCAD to acquire all of the shares of common stock of PlanetCAD at a purchase price of $0.24 per share. On December 5, 2002, this offer was rejected by PlanetCAD's board of directors.

     On February 21, 2002, PCD Investments presented the board with two alternative potential business transactions. If neither proposed transaction was accepted, PCD Investments stated that a tender offer priced at $0.26 per share of common stock would be commenced. The first alternative was a "going private" transaction that would result in stockholders of PlanetCAD receiving either a payment of $0.30 per share of common stock or, for certain electing stockholders, one share of preferred stock in the resulting private entity. The second would increase the consideration paid to the stockholders of PlanetCAD pursuant to a tender offer if the board of directors of PlanetCAD consented to the transaction and agreed to certain other proposals.

     On February 26, 2002, Eugene Fischer, chairman of the board of directors of PlanetCAD responded to PCD Investments' proposals. Rather than accepting either of the alternatives, PlanetCAD's response letter stated that the board of directors did not have an opportunity to meet to consider the proposals but proposed a meeting with PCD Investments at the next board meeting on March 6, 2002. On February 27, 2002, PCD Investments responded by letter to Mr. Fischer. Although unable to meet on March 6, 2002, PCD Investments agreed to meet with PlanetCAD earlier if such meeting was to directly negotiate one of PCD Investments' offers. No meeting occurred and no further discussions regarding a potential business transaction have taken place.

     On March 11, 2002, PlanetCAD announced the implementation of a stockholders rights plan (the "Poison Pill"). Due to the impact of the Poison Pill, on March 19, 2002, PCD Investment's publicly announced that it was abandoning its potential tender offer.

     There is not, and there has not been, any legal or other proceeding involving any PCD Investments nominee that is required to be disclosed under the federal proxy rules.

     Other than as set forth herein, no PCD Investments nominee has had at any time any business relationship with PlanetCAD that is required to be disclosed by the federal proxy rules or been indebted to PlanetCAD or any of its subsidiaries. There is no family relationship (within the meaning of the federal proxy rules) between any PCD Investments nominee and (i) any other PCD Investments nominee or (ii) any director of PlanetCAD, executive officer of PlanetCAD or person nominated by PlanetCAD to become a director or executive officer.

DIRECTOR COMPENSATION

     Other than the compensation regularly paid by PlanetCAD to its board members as disclosed in PlanetCAD's proxy materials, PCD Investments' nominees are not expected to receive any compensation from PCD Investments or PlanetCAD for their services as directors of PlanetCAD. PCD Investments also expects that each of its nominees, if elected, will receive expense reimbursements and shall be indemnified for his or her services to PlanetCAD to the same extent as is presently available to PlanetCAD's directors. Had the PCD Investments nominees been directors of PlanetCAD and members of the compensation committee of PlanetCAD's board of directors during PlanetCAD's last fiscal year, there would have been no compensation committee interlocks within the meaning of the federal proxy rules.

REASONS FOR ELECTING PCD INVESTMENTS' DIRECTOR NOMINEES

     PCD Investments believes that PlanetCAD's financial results over the past several years indicate that PlanetCAD's directors have not provided adequate guidance and direction for the Company.

     In PCD Investments' view, PlanetCAD's problems can only be rectified by electing a new majority of directors, even if these candidates do not currently have the support of current board members or management. PCD Investments believes that its nominees offer the experience and judgment that PlanetCAD stockholders need to enhance the value of their investment in PlanetCAD. However, there is no assurance that stockholder value will be increased if PCD Investments' nominees are elected.

     PCD INVESTMENTS URGES YOU TO VOTE FOR ITS SIX NOMINEES TO SERVE ON PLANETCAD'S BOARD OF DIRECTORS BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY

VOTING RIGHTS

     PlanetCAD's board of directors has fixed the close of business on ___________, as the record date for determining the stockholders of PlanetCAD entitled to notice of and to vote at the 2002 Annual Meeting and any adjournment thereof. On that date, _________ shares of common stock, $0.01 par value per share, of PlanetCAD were outstanding. To PCD Investments' knowledge, no other voting securities of PlanetCAD are outstanding. Only holders of record of the shares of common stock are entitled to vote at the 2002 Annual Meeting. Each share of PlanetCAD common stock is entitled to one vote on such matters as may properly come before the 2002 Annual Meeting or any adjournment thereof.

VOTING PROCEDURES AND COMMONLY ASKED QUESTIONS
ABOUT VOTING PROCEDURES

     This proxy statement and the enclosed BLUE proxy card include a proposal for the election of directors, and the names of PCD Investments' nominees. PCD Investments will nominate these individuals for election as directors at the 2002 Annual Meeting. You will not be able to vote for PCD Investments' nominees for director using the form of proxy sent to you by the Company. We therefore urge you to sign, date and return PCD Investments' BLUE proxy card using the enclosed return envelope.

     Even if you have already returned a proxy to PlanetCAD using PlanetCAD's proxy card, you can still cast your vote for any or all of PCD Investments' nominees, by indicating your choices on the enclosed BLUE proxy card and signing, dating, and returning it in the enclosed envelope. See the discussion in "Revocation Rights" below.

     The presence, in person or by proxy, of the holders of PlanetCAD common stock entitled to cast a majority of the votes entitled to be cast at the 2002 Annual Meeting is the quorum requirement to transact business at the 2002 Annual Meeting. Under applicable Delaware law, abstentions and broker non-votes (that is, shares held in street name as to which the broker, bank or other nominee has no discretionary power to vote on a particular matter, has not received instructions from the persons entitled to vote such shares and has appropriately advised PlanetCAD that it lacks voting authority) are counted as present at the meeting for purposes of determining if the required quorum is present.

     A plurality of the votes present, in person or by proxy, is required for the election of directors. With respect to the election of directors, votes may be cast in favor or withheld with respect to any or all nominees officially nominated; votes that are withheld and broker non-votes will be excluded entirely from the vote and will have no effect on the outcome. Abstention is not a choice in the election of directors. It is possible that some of PlanetCAD's nominees and some of PCD Investments' nominees will receive sufficient votes to be elected as directors. Each of PCD Investments' nominees has agreed to serve even if elected with one or more of PlanetCAD's nominees. See "Election of New Directors" above. Unless otherwise directed on the enclosed BLUE proxy card, as more fully described below, Eric A. Weissmann or Gary M. Jacobs will vote FOR each of PCD Investments' six nominees to serve as directors of PlanetCAD.

     A stockholder may, with respect to each other matter presented for action at the 2002 Annual Meeting, vote "for," vote "against," or "abstain" from voting.

     If you sign and return the accompanying BLUE proxy card, it will be voted at the 2002 Annual Meeting in accordance with your instructions on the card. With respect to the election of directors, you may vote FOR the election of all of PCD Investments' nominees, or you may withhold authority to vote for the election of one or more of such nominees by writing the person's name on the line provided on the BLUE proxy card. The BLUE proxy card cannot be used to vote for the election of any of the director candidates nominated by PlanetCAD and cannot be used to vote for more than six positions.

     We do not know of any other matters that will be brought before the 2002 Annual Meeting. However, if any other matter properly comes before the 2002 Annual Meeting, it is intended that the persons named in and acting under the enclosed form of BLUE proxy card, or their substitutes, will vote on such matters in accordance with their judgment.

     As PCD Investments beneficially owns approximately 1,863,809 shares of the ______________ shares of PlanetCAD common stock outstanding on the record date for the 2002 Annual Meeting, holders of an additional ___________ shares of common stock would have to vote in favor of PCD Investments' proposals in order to constitute an absolute majority of all of the shares outstanding, ensuring the election of all six of PCD Investments' nominees for director.

FREQUENTLY ASKED QUESTIONS

     The following questions restate many of the foregoing items in a manner intended to provide greater clarity to specific questions you may have:

HOW DO I VOTE IN PERSON?

     If you owned PlanetCAD common stock on the record date, ______________, you may attend the 2002 Annual Meeting and vote in person. If you are not the record holder of your shares, please refer to the discussion following the question, "What if I am not the record holder of my shares?"

HOW DO I VOTE BY PROXY?

     To vote by proxy, you should complete, sign and date the enclosed BLUE proxy card and return it promptly in the enclosed postage-paid envelope.

     To be able to vote your shares in accordance with your instructions at the 2002 Annual Meeting, we must receive your proxy as soon as possible but in any event prior to their being voted at the meeting. You may vote your shares without submitting a proxy to us if you vote in person, submit a proxy to another soliciting person or, in some cases, if you provide appropriate instructions to the record holder of your shares.

WHAT IF I AM NOT THE RECORD HOLDER OF MY SHARES?

     If your shares are held in the name of a brokerage firm, bank nominee or other institution, only that party can give a proxy with respect to your shares. You may have received either a blank, executed proxy card from the record holder (which you can complete and send directly to PCD Investments or D. F. King) or an instruction card (which you can complete and return to the record holder to direct its voting of your shares). Please return the BLUE proxy card in the enclosed postage-paid envelope and this will be handled for you. If the record holder has not sent you either a blank, executed proxy card or an instruction card, you may contact the record holder directly to provide it with instructions. If you need assistance, please contact our proxy solicitor,
D. F. King, by telephone at 1-800-928-0153 or 212-269-5550.

     If you do not have record ownership of your shares and want to vote in person at the 2002 Annual Meeting, you may obtain a document called a "legal proxy" from the record holder of your shares and bring it to the 2002 Annual Meeting. If you need assistance, please contact our proxy solicitor, at D. F. King, by telephone at 1-800-928-0153 or 212-269-5550.

WHAT IF I WANT TO REVOKE MY PROXY?

     If you give a proxy, you may revoke it at any time before it is voted on your behalf. You may do so in three ways:

          o By delivering a later-dated proxy to either D. F. King (on behalf of PCD Investments) or the secretary of PlanetCAD; or

          o By delivering a written notice of revocation to either D. F. King or the secretary of PlanetCAD; or

          o    By voting in person at the 2002 Annual Meeting.

     If you choose to revoke or change a proxy by giving written notice or a later-dated proxy to the secretary of PlanetCAD, we would appreciate it if you would assist us in representing the interests of stockholders on an informed basis by sending us a copy of your revocation or proxy or by calling D. F. King at 1-800-928-0153 or 212-269-5550. REMEMBER, YOUR LATEST-DATED PROXY IS THE ONLY ONE THAT COUNTS.

IF I PLAN TO ATTEND THE 2002 ANNUAL MEETING, SHOULD I STILL SUBMIT A PROXY?

     Whether you plan to attend the 2002 Annual Meeting or not, we urge you to submit the BLUE proxy card. Returning the enclosed BLUE proxy card will not affect your right to attend the 2002 Annual Meeting and vote.

WHO CAN VOTE?

     You are eligible to vote or to execute a proxy only if you owned PlanetCAD common stock on ___________, the record date for the 2002 Annual Meeting. Even if you sell your shares after the record date, you will retain the right to execute a proxy in connection with the 2002 Annual Meting. It is important that you grant a proxy regarding shares you held on the record date, or vote those shares in person, even if you no longer own those shares. Based upon the definitive proxy statements filed by PlanetCAD on ____________, _______________ shares of PlanetCAD common stock were outstanding on the record date for the 2002 Annual Meeting.

HOW MANY VOTES DO I HAVE?

     With respect to each matter to be considered at the 2002 Annual Meeting, each stockholder will have one vote for each share of PlanetCAD's common stock held by it on the record date. Based on documents publicly filed by PlanetCAD, PlanetCAD has no outstanding voting securities other than its common stock.

HOW WILL MY SHARES BE VOTED?

     If you give a proxy on the accompanying BLUE proxy card, your shares will be voted as you direct. If you submit a proxy to us without any other instructions, our representatives will vote your shares in favor of our nominees. Submitting a BLUE proxy card will entitle our representatives to vote your shares in accordance with their discretion on matters not described in this proxy statement that may arise at the 2002 Annual Meeting.

     Unless a proxy specifies otherwise, it will be presumed to relate to all shares held of record on the record date by the stockholder who submitted it.

WHAT IS A QUORUM AND WHY IS IT NECESSARY?

     Conducting business at the 2002 Annual Meeting requires a quorum. For a quorum to exist, stockholders representing a majority of the votes eligible to be cast must be present in person or represented by proxy. Under the Delaware General Corporation Law, PlanetCAD's certificate of incorporation and PlanetCAD's bylaws, abstentions and broker non-votes are treated as present for purposes of determining whether a quorum exists.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AND HOW WILL VOTES BE COUNTED?

     If a quorum is present, directors will be elected by a plurality of the votes cast. This means that the seven nominees receiving the highest number of votes will be elected as directors. Accordingly, abstentions and broker non-votes do not have the effect of a vote against the election of any nominees. Under American Stock Exchange rules, brokers will not have discretion to vote shares held in street name without instructions from the beneficial owner of the shares with respect to the election of directors if such election is contested, as is this one. Stockholders do not have the right to cumulative voting.

     Although the certificate of incorporation and bylaws of PlanetCAD require 66 2/3% of all outstanding common stock to vote in favor of certain extraordinary actions, most proposals other than the election of directors will be adopted if a majority of the shares represented at the meeting and entitled to vote on the proposal are voted in its favor. Under the Company's bylaws, abstentions on each such proposal will have the same effect as a vote against the proposal. Broker non-votes will not have the effect of a vote for or against any such proposal.

HOW CAN I RECEIVE MORE INFORMATION?

     If you have any questions about giving your proxy or about our solicitation, or if you require any other assistance, please call D. F. King at 1-800-928-0153 or 212-269-5550.

REVOCATION RIGHTS

     A stockholder may revoke his or her proxy any time before it is voted by
(1) executing a later-dated proxy card, (2) appearing at the 2002 Annual Meeting to vote in person or (3) delivering written notice of revocation to PCD Investments at D. F. King, or to the Secretary of PlanetCAD. At the 2002 Annual Meeting, PCD Investments' BLUE proxy cards must be presented to PlanetCAD's tabulator in order to be counted.

PARTICIPANTS IN THE SOLICITATION
AND BENEFICIAL OWNERSHIP OF PLANETCAD STOCK

     PCD Investments, the members of PCD Investments and PCD Investments' nominees for director, are all considered participants in this proxy solicitation under the Securities and Exchange Commission's ("SEC") proxy rules. The SEC requires that certain information be made available to PlanetCAD stockholders with respect to any person who may be deemed a participant in this solicitation.

     PCD Investments is a Colorado limited liability company formed for the purpose of investing in PlanetCAD. Its principal place of business is in Boulder, Colorado and its address is 1871 Folsom Street, Suite 106, Boulder, Colorado 80302. The members of PCD Investments are Eric A. Weissmann and Gary M. Jacobs, both of whom are citizens of the United States.

     The business address, principal occupation and principal business, and share ownership of PCD Investments' nominees for director appears above under "Information Regarding Our Nominees for Director."

     PCD Investments, Gary M. Jacobs, Eric A. Weissmann and their associates (within the meaning of the federal proxy rules) may be deemed to have beneficial ownership of PlanetCAD's common stock as set forth below. The beneficial ownership of Mr. Jacobs and Mr. Weissmann results from an indirect beneficial interest in shares owned or deemed to be owned directly by PCD Investments by virtue of their relationships as managing directors and equity owners in PCD Investments.

     Name                              Amount of Shares Beneficially Owned
     ----                              -----------------------------------
PCD Investments, LLC                                1,863,809
Eric A. Weissmann                                   1,863,809*
Gary M. Jacobs                                      1,863,809*

* These shares are included in the total for PCD Investments, LLC above.

     As of the close of business on March _____, 2002, PCD Investments, the members of PCD Investments, and its director nominees beneficially owned in the aggregate 1,863,809 shares of PlanetCAD's common stock, constituting approximately 14.9 percent of the total outstanding shares. All transactions in securities of PlanetCAD engaged in by PCD Investments, any member of PCD Investments or any of its nominees for director since March _____, 2000, are summarized on Schedule I attached to this proxy statement.

     Other than the operating agreement of PCD Investments with respect to Eric
A. Weissmann and Gary M. Jacobs as members, none of the participants in this proxy solicitation is otherwise a party to any contract, arrangement or understanding with any person with respect to any securities of PlanetCAD.

     No participant in this solicitation or any associate of any participant (1) has any arrangement or understanding with any person with respect to future employment by PlanetCAD or its subsidiaries, (2) has any arrangement or understanding with any person as to any future transactions to which PlanetCAD or any of its affiliates will or may be a party, or (3) had during PlanetCAD's last fiscal year any direct or indirect material interest with respect to any, or has any such interest with respect to any currently proposed transaction to which PlanetCAD or any of its subsidiaries was or is to be a party. There is nothing to preclude PlanetCAD from entering into any such employment or transaction with any such person in the future.

THE SOLICITATION

     The entire cost of the solicitation of proxies by PCD Investments will be borne by PCD Investments. PCD Investments intends, however, to seek reimbursement from PlanetCAD for these expenses if any of PCD Investments' nominees are elected to PlanetCAD's board of directors. PCD Investments' nominees for director do not intend to submit the issue of such reimbursement of PCD Investments for its expenses incurred in the proxy contest to a separate vote of PlanetCAD's stockholders unless required by applicable law. To date, PCD Investments has incurred cash expenditures of approximately $25,000, and PCD Investments estimates that total expenditures relating to its solicitation will not exceed $200,000.

     Proxies may be solicited by mail, courier service, telephone, advertisement, electronic communication and in person. Arrangements will be made with brokerage houses or other custodians, nominees, and fiduciaries to forward PCD Investments' solicitation materials to their clients; PCD Investments will reimburse such persons for their reasonable expenses. PCD Investments' nominees for director and members may, without additional compensation, make solicitations through personal contact or by telephone.

     In addition, PCD Investments has engaged the proxy solicitation firm of D.
F. King to assist it in its soliciting efforts for a fee of up to $35,000, plus reimbursement of expenses. It is anticipated that D. F. King will make available up to 25 persons in connection with its efforts on behalf of PCD Investments. In addition to the solicitation of proxies from retail investors, brokers, banks, nominees and other institutional holders, such persons will, among other activities, provide consultation pertaining to the planning and organization of the proxy solicitation. PCD Investments has also agreed to indemnify D. F. King against certain liabilities and expenses relating to the proxy solicitation.

OTHER MATTERS AND ADDITIONAL INFORMATION

     PCD Investments is not aware of any business other than as set forth in this proxy statement and PlanetCAD's proxy materials that will be presented at the 2002 Annual Meeting. Should other proposals be brought before the 2002 Annual Meeting, the persons named as proxies on the enclosed BLUE proxy card will vote on such matters in their discretion.

     Stockholders are referred to PlanetCAD's proxy statement with respect to other information related to beneficial ownership of PlanetCAD's securities, certain financial statements, any arrangements which may result in a change of control of PlanetCAD, any change of control of PlanetCAD that may have occurred since the beginning of PlanetCAD's last fiscal year and information regarding PlanetCAD's stock option and other incentive compensation plans. Information regarding PlanetCAD's director nominees, management, 5 percent stockholders and executive compensation are also contained in PlanetCAD's definitive proxy statement. The information concerning PlanetCAD contained in this proxy statement has been taken from, or is based upon, publicly available information.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     PCD Investments, Eric A. Weissmann and Gary M. Jacobs have timely filed all Forms 3, 4 and 5 required to be filed by them, and no PCD Investments nominee has failed to file any reports related to PlanetCAD that are required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     PlanetCAD's proxy statement with respect to the 2002 Annual Meeting indicates when proposals of PlanetCAD's stockholders intended to be presented at PlanetCAD's 2003 annual meeting must be received by PlanetCAD in order for them to be considered for inclusion in its proxy statement and when proposals of PlanetCAD's stockholders must be received by PlanetCAD in order to be timely under the proxy rules and the advance notice provisions in the bylaws of PlanetCAD.

                              PLEASE ACT PROMPTLY.
                 SIGN, DATE, AND MAIL THE BLUE PROXY CARD TODAY!

                                   SCHEDULE I

                         TRANSACTIONS IN PLANETCAD STOCK
                                SINCE MARCH 2000

TRANSACTIONS IN PLANETCAD SECURITIES

            PCD Investments has purchased shares of common stock of PlanetCAD Inc. as set forth below. By virtue of their relationships to PCD Investments, Mr. Weissmann and Mr. Jacobs may be deemed to have beneficially acquired such shares. Other than these transactions, no participant or PCD Investments nominee has purchased or sold any securities of PlanetCAD in the past two years.

                            TRANSACTIONS IN PLANETCAD
                         COMMON STOCK BY PCD INVESTMENTS

Share Quantity                               Purchase Date                                Price/Share
--------------                               -------------                                -----------
     5,000*                                  10/30/01                                        0.16
     5,000*                                  10/30/01                                        0.15
   500,000                                   10/31/01                                        0.125
     5,000*                                  11/7/01                                         0.14
     5,000*                                  11/7/01                                         0.14
    25,000*                                  11/7/01                                         0.14
     3,700*                                  11/7/01                                         0.13
     5,000*                                  11/7/01                                         0.14
     5,000*                                  11/7/01                                         0.13
     5,000*                                  11/7/01                                         0.14
    30,000                                   11/7/01                                         0.14
    25,000                                   11/8/01                                         0.15
       300*                                  11/8/01                                         0.15
     3,000*                                  11/8/01                                         0.15
    15,000                                   11/9/01                                         0.1627
     3,000*                                  11/19/01                                        0.16
     5,000*                                  11/19/01                                        0.16
     3,000                                   11/19/01                                        0.16
    22,000                                   11/20/01                                        0.16
    19,400                                   11/21/01                                        0.16
    10,600                                   11/26/01                                        0.16
     5,000*                                  11/26/01                                        0.16
     9,000                                   11/27/01                                        0.16
    50,000                                   11/28/01                                        0.16
     2,600                                   11/28/01                                        0.14
    23,000                                   11/30/01                                        0.16
     2,500                                   12/3/01                                         0.16
     3,200                                   12/4/01                                         0.16
    15,500                                   12/5/01                                         0.16
   390,409                                   12/5/01                                         0.1793
    16,000                                   12/12/01                                        0.16
     8,000                                   12/13/01                                        0.16
    16,800                                   12/14/01                                        0.16
       900                                   12/19/01                                        0.15
       300                                   12/20/01                                        0.15
    70,000                                   12/20/01                                        0.16
    30,000                                   12/21/01                                        0.16
     5,400                                   12/21/01                                        0.16

    25,000                                   12/21/01                                        0.17
    19,600                                   12/24/01                                        0.16
     2,000                                   12/24/01                                        0.15
    70,000                                   12/27/01                                        0.155
    30,000                                   12/27/01                                        0.15
    38,800                                   12/31/01                                        0.17
    20,000                                   12/31/01                                        0.17
    30,400                                   1/2/02                                          0.18
    19,600                                   1/2/02                                          0.18
    10,000                                   1/3/02                                          0.18
    10,100                                   1/8/02                                          0.18
     7,000                                   1/15/02                                         0.18
    62,900                                   1/16/02                                         0.18
     1,000                                   1/17/02                                         0.18
    56,000                                   2/4/02                                          0.19
    13,500                                   2/5/02                                          0.19
     5,000                                   2/7/02                                          0.19
    20,000                                   2/8/02                                          0.19
    50,000                                   2/8/02                                          0.18
     5,000                                   2/11/02                                         0.19
     5,000                                   2/12/02                                         0.19
     6,300                                   2/13/02                                         0.19
     8,000                                   2/14/02                                         0.19


*Shares purchased by Mr. Weissmann on behalf of PCD Investments.

            PRELIMINARY COPY. SUBJECT TO COMPLETION. MARCH __, 2002.

BLUE PROXY CARD                                                         APPENDIX

                                 PLANETCAD INC.

                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          MAY ____, 2002 AT __________

                 THIS PROXY IS SOLICITED BY PCD INVESTMENTS AND
                 NOT BY THE BOARD OF DIRECTORS OF PLANETCAD INC.

     The undersigned stockholder of PlanetCAD Inc. hereby appoints Eric A. Weissmann and Gary M. Jacobs, and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the 2002 Annual Meeting of Stockholders of PlanetCAD Inc. to be held on May ____, 2002, and at any adjournment, postponement or rescheduling thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein.

     Receipt of the Proxy Statement is hereby acknowledged.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL CAUSE YOUR SHARES TO BE VOTED AS YOU DIRECT. IF YOU RETURN THIS PROXY, PROPERLY EXECUTED, WITHOUT SPECIFYING A CHOICE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE NOMINEES IDENTIFIED ON THE REVERSE SIDE.

      (Continued and to be signed on the reverse side)      (See reverse side)


       PCD INVESTMENTS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED BELOW.


1.   Election of Directors


     NOMINEES: Eric A. Weissmann, Gary M. Jacobs, Charles Von Thun, Paul A. Talmey, Shota Hattori and Vincent F. DeRose.


     [ ] FOR     [ ] WITHHOLD AUTHORITY to vote for all nominees.     [ ] FOR all nominees, except vote
                                                                          withheld from the following
                                                                          nominee(s):


2.   Other Matters.

     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE PRESENTED TO THE MEETING OR ANY ADJOURNMENT, POSTPONEMENT OR RESCHEDULING THEREOF.

                                                       , 2002
                                   --------------------------------------------
                                   Date

                                   --------------------------------------------
                                   Signature (Please sign exactly as your name appears to the left)

                                   --------------------------------------------
                                   Additional Signature (if held jointly)

                                   --------------------------------------------
                                   Title (if stockholder is not an individual)

            Please date this proxy and sign exactly as your name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person. The signer hereby revokes all proxies previously given by the signer to vote at the 2002 Annual Meeting of stockholders of PlanetCAD Inc., and any adjournment, postponement or rescheduling thereof.